UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2017

BIOSTAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35853	45-5210462
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Suite 11, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (774) 233-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 26, 2017, Biostage, Inc. (the “Company”) entered into a binding Memorandum of Understanding (the “MOU”) with First Pecos, LLC (“Pecos”), pursuant to which the Company will issue to Pecos in a private placement (the “Private Placement”) 9,700,000 shares of its common stock at a purchase price of $0.315 per share or, to the extent Pecos, following the transaction, would own more than 19.9% of the Company’s common stock, shares of a new class of preferred stock of the Company (the “Preferred Stock”) with a per-share purchase price of $1,000.

Additionally, Pecos will receive warrants (the “Warrants”) to purchase 9,700,000 shares of the Company’s common stock (or, to the extent Pecos would more than 19.9% of the Company’s common stock, shares of Preferred Stock). The Warrants will have an exercise price of $0.315 per share and will not be exercisable until six months after the closing of the Private Placement.

The Preferred Stock will bear a cumulative annual dividend of 15%, compounding annually, and will be senior to all of the Company’s other common stock, but will generally not have any voting rights. The Preferred Stock will include an ownership limitation that will limit Pecos and its affiliates to owning no more than 19.9% of the Company’s common stock. Following approval by the Company’s stockholders, the Preferred Stock will automatically convert into shares of the Company’s common stock. The Company agreed to include a proposal for such stockholder approval in the definitive proxy statement for its 2018 annual meeting of stockholders and, if not approved at such meeting, will seek approval from its stockholders every six months thereafter.

In connection with the Private Placement, Pecos agreed to serve as a backstopping party with respect to two pro rata rights offerings with aggregate gross proceeds of up to $14.0 million that the Company may elect to conduct within 24 months following the closing of the Private Placement. Additionally, the Company has agreed to grant board representation and nomination rights to Pecos that will be proportional to the percentage of the Company’s common stock owned by Pecos and its affiliates.

The Private Placement is conditioned on satisfaction of customary closing conditions and on the Company terminating its Shareholder Rights Plan, and must be consummated on or prior to August 15, 2017. The definitive agreements relating to the Private Placement will include customary representations, warranties and covenants. The Company agreed to file a resale registration statement promptly after the closing of the Private Placement to register the resale of the shares of common stock issued in the Private Placement.

The MOU is intended to be binding upon both the Company and Pecos. In the event that the Company fails to perform any of its obligations under the MOU or otherwise breaches the MOU, subject to certain exceptions, Pecos may terminate the MOU, and the Company must pay a termination fee of $500,000.

The MOU is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary of the MOU is subject to, and qualified in its entirety by, the text of the MOU, which is incorporated herein by reference.

Item 3.02.	Unregistered Sale of Equity Securities.

The information contained above in Item 1.01 related to the shares of common stock, the shares of Preferred Stock and the Warrants is hereby incorporated by reference into this Item 3.02. The shares of common stock, the Warrants (including shares of common stock issuable upon exercise of the Warrants) and the shares of Preferred Stock (including shares of common stock issuable upon conversion of the Preferred Stock) will be sold and issued without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

Item 8.01.	Other Events.

On June 27, 2017, the Company issued a press release announcing its entry into the MOU with Pecos. The full text of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 8.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the United States Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Title
10.1	Memorandum of Understanding by and between Biostage, Inc. and First Pecos, LLC, dated June 26, 2017.
99.1	Press Release issued by Biostage, Inc. on June 27, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSTAGE, INC.
(Registrant)

June 27, 2017	/s/ Thomas McNaughton
(Date)	Thomas McNaughton Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Title
10.1	Memorandum of Understanding by and between Biostage, Inc. and First Pecos, LLC, dated June 26, 2017.
99.1	Press Release issued by Biostage, Inc. on June 27, 2017.